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                                                                    EXHIBIT 10.1

                       Champion International Corporation
                               One Champion Plaza
                              Stamford, CT  06921


PERSONAL AND STRICTLY CONFIDENTIAL

                                February 18, 1997

[Employee Name]
One Champion Plaza
Stamford, CT  06921

         Re:  Grant of Right to Receive Shares of Champion Common Stock
              ---------------------------------------------------------

Dear ______________:

     The Compensation and Stock Option Committee (the "Committee") of the Board of Directors of Champion International Corporation ("Champion" or the "Company") has approved the grant to you (the "Grant") of the right to receive an aggregate of _________ shares of Champion Common Stock ("Common Stock"). The Grant is subject to the terms and conditions described below.

Terms and Conditions of Grant
-----------------------------

     The Grant entitles you to receive from the Company, on each Vesting Date (as defined below), a percentage of the aggregate number of shares of Common Stock subject to the Grant; provided, that you have remained continually employed by the Company or one of its subsidiaries until the applicable Vesting Date; and further, provided, as discussed below, that the issuance of any shares of Common Stock otherwise issuable to you on a particular Vesting Date may be deferred pursuant to a timely election made by you or pursuant to the determination of the Committee in its sole and absolute discretion.

     With respect to 30% of the shares of Common Stock subject to the Grant, the Vesting Date shall be August 15, 1998; with respect to an additional 30% of the shares of Common Stock subject to the Grant, the Vesting Date shall be August 15, 2000; and with respect to the final 40% of the shares of Common Stock subject to the Grant, the Vesting Date shall be August 15, 2002.

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     On each Vesting Date, the Company will issue to you the applicable number of shares of Common Stock described above, subject to tax withholding requirements as discussed below, provided you have remained continually employed by the Company or one of its subsidiaries until such Vesting Date, subject to the following. (1) You shall have the right to defer the issuance of shares of Common Stock in respect of the Grant until your termination of employment with the Company and its subsidiaries. Such right may be exercised by filing with the Company a timely election in accordance with applicable federal income tax law. (2) If you do not make the deferral election contemplated by clause (1) of this paragraph, the Committee shall have the right to defer issuing to you shares of Common Stock (or any portion thereof) in respect of the Grant until such date as the Committee may determine, but not later than your termination of employment with the Company and its subsidiaries. Such right to defer may be exercised by the Committee in its sole and absolute discretion for any reason, including without limitation because such issuance on the applicable Vesting Date might result in the disallowance of deductions by the Company for federal income tax purposes. The Committee will notify you of any such determination, of the number of shares the issuance of which is being deferred and of the deferral date.

     If the issuance of any shares of Common Stock otherwise issuable to you is deferred, whether pursuant to your timely election or the determination of the Committee, you will be credited with "dividend equivalents" on such shares during the deferral period. Such dividend equivalents will be equal to the value of cash dividends and other distributions in respect of the Common Stock, and will be converted into additional shares which will be issued to you on the deferral date. No dividend equivalents will be credited for any period prior to the applicable Vesting Date.

     If your employment with the Company and its subsidiaries terminates for any reason, other than because of your death or your "Total Disability" as such term is defined in the Company's Long Term Disability Benefits Plan For Salaried Employees #506, all previously-unissued shares subject to the Grant (other than any shares deferred in accordance with the two immediately preceding paragraphs (the "Deferred Shares") ) will be forfeited immediately.

     In the event of your death or Total Disability while employed by the Company or one of its subsidiaries at any time prior to August 15, 2002, you or your beneficiary or beneficiaries or your estate, as the case may be, shall be entitled to receive from the Company as soon as practicable thereafter any Deferred Shares plus a number of shares of Common Stock determined as follows: the number of shares that would have been issued to you (without regard to possible deferrals) if you were employed by the Company or one of its subsidiaries on the next succeeding Vesting Date (i.e., August 15, 1998, August 15, 2000 or August 15, 2002) multiplied by a fraction, the numerator of which is equal to the number of days that you were employed by the Company or one of

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its subsidiaries from and including the next preceding Vesting Date (or from
August 15, 1996, if no Vesting Date has occurred) to and including the date of your death or Total Disability, and the denominator of which is 730. In such event, all other previously-unissued shares subject to the Grant will be forfeited immediately.

     The Grant constitutes an unfunded obligation of the Company for incentive and deferred compensation. Nothing contained hereunder shall confer on you any rights that are greater than those of a general creditor of the Company or any right to remain in the employ of the Company or any of its subsidiaries.

     In the event of any stock dividend, split-up, spin-off, rights offering, combination or exchange of shares, recapitalization, merger, consolidation, acquisition or disposition of property or stock, separation, reorganization, liquidation, or the like, the number and class of shares subject to the Grant (including Deferred Shares) may be equitably adjusted, and any other appropriate changes may be made, by the Committee, whose determinations shall be conclusive.

     You will have no rights as a shareholder of the Company, including without limitation voting and dividend rights, in respect of the shares of Common Stock subject to the Grant unless and until shares of Common Stock have been issued to you. Any compensation income earned or received by you in connection with the Grant will not constitute "compensation" for purposes of any contract between you and the Company, the Company's savings plans or any other employee benefit plans now or hereafter in effect, including without limitation plans providing pension and retirement benefits, life insurance and survivor benefits, and disability benefits.

     Neither the Grant nor any rights with respect thereto shall be assignable or subject to any encumbrance, pledge or charge of any nature.

Special Circumstances:  Discretionary Acceleration, and  Mandatory Acceleration
-------------------------------------------------------------------------------
Upon Termination Following a Change in Control
----------------------------------------------

     Anything herein to the contrary notwithstanding, the Committee shall have the authority to make a determination that a special situation relating to you or the Company, including without limitation a change in control (as defined in Exhibit A hereto) or potential change in control of the Company, exists. Upon such a determination, the Committee, in its sole and absolute discretion, may accelerate, to such date as shall be specified by the Committee, the vesting and the issuance to you of all or a portion of the previously-unissued shares (including Deferred Shares) subject to the Grant.

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     Anything herein to the contrary notwithstanding, in the event of your termination (as defined in Exhibit A hereto) within three years after a change in control (as defined in Exhibit A hereto) of the Company, the Company shall issue to you as soon as practicable thereafter all of the previously-unissued shares (including Deferred Shares) subject to the Grant or, if the Common Stock of the Company is no longer publicly traded, their equivalent value.

Federal Income Tax and FICA Tax Considerations
----------------------------------------------

     Federal income tax: Under present law, you will not be subject to federal income tax at the time of the Grant. If the issuance of any shares otherwise issuable to you is deferred, whether pursuant to your timely election or the determination of the Committee, you will not be subject to federal income tax at the time of the deferral, nor will you be subject to federal income tax at the time that dividend equivalents are credited on Deferred Shares. In each year that shares of Common Stock in fact are issued to you in respect of the Grant, the fair market value of the shares of Common Stock at the time of issuance will be taxable as ordinary income and the Company will be required to withhold the appropriate amount. In order to satisfy federal and all other income tax withholding requirements, the Company will withhold shares of Common Stock otherwise issuable to you.

     FICA tax: Under present law, the Company will be required to withhold FICA tax (the Medicare portion and, if your wages at that time have not exceeded the applicable wage base, the Social Security portion) on each Vesting Date with respect to the shares of Common Stock that vest on such date based upon their fair market value at that time. FICA tax withholding on each Vesting Date is required whether shares are issued to you on that date or their issuance is deferred. If shares are issued to you on such Vesting Date, the Company will withhold shares otherwise issuable to you in order to satisfy FICA tax withholding requirements. If the issuance of shares is deferred, the Company will withhold the appropriate amount from your wages.

     This general discussion is not a complete description of the federal income tax and FICA tax consequences of the Grant. For more detailed information, and for information concerning any state, local and foreign tax consequences, the Company recommends that you consult your tax adviser.

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SEC Considerations
------------------

     This section is relevant to you only if you are an officer of the Company elected by the Board of Directors.

     Neither the Grant nor the issuance to you of shares of Common Stock pursuant to the Grant will constitute a matchable "purchase" of Company securities for purposes of the short-swing profit restrictions under Section 16(b) of the Securities Exchange Act of 1934, as amended. Therefore, you may disregard the Grant and the receipt of shares of Common Stock in contemplating sales of Common Stock. Similarly, the withholding of shares of Common Stock to satisfy tax liabilities will not constitute a matchable "sale", and may be disregarded in contemplating purchases of Common Stock. However, the sale of shares of Common Stock issued in respect of the Grant will constitute a sale for
Section 16(b) purposes and will be matchable against any non-exempt purchase of Common Stock within six months before or after the sale.

     You must file a year-end Form 5 with the Securities and Exchange Commission and the New York Stock Exchange reporting the Grant and the withholding of shares to satisfy tax withholding requirements upon the issuance of shares to you. The Corporate Secretary will arrange for such Form 5 reporting.

     You must file a monthly Form 4 reporting any sale of shares issued pursuant to the Grant. If you are a director of the Company, you also must comply with SEC Rule 144 in connection with any sale of shares. Among other things, Rule 144 requires the filing of a Form 144 with the Securities and Exchange Commission and the New York Stock Exchange. Please contact the Corporate Secretary prior to any such sale.

Sign and Return
---------------

     Please confirm your receipt of this letter and your acknowledgment of the Grant by countersigning and retaining the original letter, and by countersigning the duplicable original of this letter and returning it in the enclosed envelope.

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     Attached hereto is your beneficiary designation currently on file with the
Company that applies to the Grant. If you have any questions regarding the Grant or if you would like to designate a different beneficiary for purposes of the Grant, please call Michele Kenaga (ext. 6915) or Larry Fox (ext. 7305).

                         CHAMPION INTERNATIONAL CORPORATION


                         By:  ______________________________________
                                Chairman and Chief Executive Officer



                         __________________________________________
                         [Employee]

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             EXHIBIT A TO LETTER AGREEMENT DATED FEBRUARY 18, 1997
             -----------------------------------------------------


     For the purpose of the section captioned "Special Circumstances:
Discretionary Acceleration, and Mandatory Acceleration Upon Termination Following a Change in Control" in the letter agreement dated February 18, 1997 (the "Letter Agreement"), the terms "change in control" and "termination" shall have the meanings set forth below.

                        Definition of Change in Control
                        -------------------------------

     A change in control shall mean the occurrence of any one of the following:

     (i) any "person" (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") ), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities;

    (ii) during any period within two (2) consecutive years there shall cease to be a majority of the Board of Directors of the Company comprised as follows: individuals who at the beginning of such period constitute the Board of Directors and any new director(s) whose election by the Board of Directors or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved; or

   (iii) the shareholders of the Company approve (A) a plan of complete liquidation of the Company or (B) the sale or other disposition of all or substantially all of the Company's assets.

                           Definition of Termination
                           -------------------------

     A termination shall mean the occurrence of any one of the following:

    (i) the termination by the Company (or, if applicable, one or more of its subsidiaries) of your employment with the Company and its subsidiaries; or


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     (ii)  any (A) failure to elect or re-elect or appoint or re-appoint you to an office and position at least equal to the office and position you held immediately prior to such failure, or your removal from such office or position;
(B) material change of your functions, duties or responsibilities without your express written consent as a result of which change your position shall be or become of less dignity, responsibility, importance or scope than the position you held at the time of such material change; (C) reduction in your monthly base salary below the highest monthly base salary paid from and after the date of the Letter Agreement; or (D) breach of the Letter Agreement by the Company; provided that in any such event you elect to terminate your employment with the Company and its subsidiaries upon not less than sixty days' advance written notice given within a reasonable period of time, not to exceed four calendar months, after the event giving rise to the election.



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